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                                                                      EXHIBIT 23



                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the following Registration Statements of Unocal Corporation, Registration Statements on Form S-8 (Nos. 33-43231, 33-43232, 33-65461 and 333-09685) and Registration Statements on Form S-3 (Nos. 33-54861-01 and 33-63719) of our report, which includes an explanatory paragraph regarding Unocal Corporation's change in its method of accounting for the impairment of long-lived assets and long-lived assets to be disposed of in 1995 and for recognizing the reduction in value of its oil and gas properties in 1994, dated February 14, 1997, which appears on page 36 of this Annual Report on Form 10-K.



COOPERS & LYBRAND L. L. P.
Los Angeles, California

May 23, 1997